SUB-ITEM 77C



Results of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of
ClearBridge Energy MLP Total Return Fund Inc.
was held on April 7, 2017, for the purpose of considering and voting upon the election of Directors.

The following table provides information concerning the matter voted upon at the meeting:


Election of directors

Nominees
Common Shares
Common
Shares


and Preferred
and
Preferred


Shares (together,
Shares
(together,
Preferred
Preferred

as a single class)
as a single
class)
Shares
Shares

Votes For
Votes
Withheld
Votes For
Votes Withheld
Leslie H. Gelb
?
?
96
?
William R. Hutchinson
34,924,300
633,473
?
?
Jane Trust
34,884,105
663,668
?
?